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EXHIBIT 10.7



                      ASSOCIATES FIRST CAPITAL CORPORATION

                              EQUITY DEFERRAL PLAN





                           EFFECTIVE JANUARY 1, 1996
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Associates First Capital Corporation
EQUITY DEFERRAL PLAN

1.       PURPOSE

         The purpose of the Plan is to link the interests of Plan Participants with the stockholders of the Company by crediting amounts required to be deferred under the Company's PSAR Plan to Accounts established under this Plan and treating the Accounts of such Participants as if they were invested in shares of Class A Common Stock from the date of the IPO to the date Accounts are paid in full or this Plan is terminated.

2.       DEFINITIONS

         (a) "Account" means the unfunded bookkeeping record maintained by the Company reflecting a Participant's Deferred Amount, adjusted for earnings, gains, accretions, losses and all other adjustments provided for in this Plan.

         (b) "Account Balance" means, as of any specified date, the total value of the Participant's Account.

         (c)     "Board" means the Board of Directors of the Company.

         (d)     "Class A Common Stock" means the Class A Common Stock of the
                 Company.

         (e) "Change in Control" of the Company shall be deemed to have occurred (as of a particular day, as specified by the Board) upon the occurrence of any event described in this Section 2(e) as constituting a Change in Control.

                 A Change in Control will be deemed to have occurred as of the first day any one (1) or more of the following have occurred.

                 (i) Any merger, consolidation or similar combination with or involving the Company, as of the date of the conclusion of such event, other than a merger, consolidation or similar combination of the Company with Ford or any of its affiliates.

                 (ii) Any transaction or series of transactions that results in the sale or divestiture of all or substantially all of the Company's assets, as of the conclusion of such transaction or series of transactions.





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                 (iii)   Any capital reorganization, transaction or
                         series of transactions that results in Ford and its affiliates owning common stock of the Company having less than 50% of the combined voting power of the outstanding capital stock of the Company, as of the date of the conclusion of such reorganization, transaction or series of transactions.

                 (iv) The successful completion of a public offering, or distribution to the public by dividend or spinoff, that results in Ford and its affiliates owning Common Stock of the Company having less than 50% of the combined voting power of the outstanding capital stock of the Company.

         (f) "Closing Date" means the first date on which the Company issues its Class A Common Stock pursuant to the IPO.

         (g) "Committee" means the Compensation Committee of the Board or such other Committee appointed by the Board to administer the Plan.

         (h) "Company" means Associates First Capital Corporation, a Delaware corporation.

         (i) "Deferred Amount" means the amount credited to an Account established under this Plan for the Participant under the terms of the PSAR Plan and any accrued earnings or losses.

         (j) "Disability" has the meaning ascribed to such term in a Participant's governing long-term disability plan provided by the Company.

         (k) "Effective Date" means January 1, 1996, which is the effective date of this Plan.

         (l) "Employee" means any person (including an officer) actively employed by the Company or an affiliate of the Company on a full-time, salaried basis.

         (m) "IPO" means the Company's initial public offering of its Class A Common Stock occurring during 1996.

         (n) "Participant" means, individually, a participant of the PSAR Plan who was, pursuant the terms of the PSAR Plan, required to defer to this Plan one-half of the amount to be cashed out for such person's PSAR Shares granted in 1995. A list of such Participants is attached hereto as Exhibit A.





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         (o)     "Plan" means the Associates First Capital Corporation Equity
                 Deferral Plan, as amended.

         (p)     "PSAR" means Phantom Stock Appreciation Right.

         (q) "PSAR Shares" means PSAR Shares granted under the terms of the PSAR Plan.

         (r) "PSAR Plan" means the Associates First Capital Corporation Phantom Stock Appreciation Right Plan, as amended.

         (s) "Retirement" has the meaning ascribed to such term in the Company's Pension Plan as it exists from time to time.

3.       ADMINISTRATION

         The Plan shall be administered by the Committee, which shall have full authority and discretion to interpret the Plan, to establish regulations and procedures relating to the Plan, and to make all other determinations and take all other actions necessary or appropriate for the proper administration of the Plan. The Committee's interpretation of the Plan, and all actions taken within the scope of its authority, shall be final and binding on the Company, its stockholders, Participants, Employees, former Employees and their beneficiaries in the absence of manifest error.

4.       ELIGIBILITY AND PARTICIPATION

         (a)     Mandatory Deferral of PSAR Plan Amounts to This Plan.

                 The terms of this Plan shall apply with respect to deferred amounts from the PSAR Plan attributable to Participants. If Closing Date does not occur by December 31, 1996, Accounts will be paid out as soon as practicable after December 31, 1996, with interest as described in Section 4(c).

         (b)     Crediting of Deferred Amounts to Participants' Accounts.

                 Each Participant's Deferred Amount will be credited, as of the date such Amount would otherwise be distributed to each Participant under the terms of the PSAR Plan, to an Account established under this Plan for each Participant. Each Participant's Account will be adjusted for earnings, gains, accretions and losses as provided in Sections 4(c) and 4(d) hereof until the date the Participant's Account Balance is cashed out pursuant to Sections 4(e), 4(f) or 7(a) hereof.





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         (c)     Crediting of Interest to the Closing Date of the IPO.

                 Each Participant's Account will be credited with interest at the "prime rate" of interest in effect from time to time, as determined by the Committee, during the period from the date the Participant's Deferred Amount is credited to the Participant's Account to the Closing Date or the termination of employment of the Participant prior to such Closing Date for any reason.

         (d) Deemed Investment of Accounts in Class A Common Stock and Value Determination.

                 (i) During the period commencing on the Closing Date and ending on the date a Participant's Account Balance is distributed in full, as determined under Sections 4(e), 4(f) or 7(a) hereof, each Participant's Account shall be deemed to be invested in shares of Class A Common Stock.

                 (ii) As of the Closing Date each Participant's Account shall be deemed to be invested in the number of shares of Class A Common Stock determined by dividing
                          (A) the Participant's Account Balance as of the Closing Date, by (B) the offering price of one share of Class A Common Stock under the IPO. Whole and fractional phantom shares of Class A Common Stock shall be credited to the Participant's Account.

                 (iii) The value of dividends paid and other distributions made with respect to Class A Common Stock shall be credited to a Participant's Account on the payment date for such dividends or distributions based on the number of whole and fractional phantom shares of Class A Common Stock credited to the Participant's Account as of the record date for the dividend or other distribution. Cash dividend equivalents shall be deemed to be immediately reinvested in additional phantom shares of Class A Common Stock based on the closing price of Class A Common Stock sold regular way on the principal stock exchange on which Class A Common Stock is traded on the day that such dividend or distribution is paid or if such day is not a trading day, the first trading day immediately preceding such dividend or distribution payment date. Stock dividends, stock distributions of any class of stock other than Class A Common Stock, property dividends or property distributions shall be valued by the Committee as of the payment date thereof and be deemed immediately reinvested in additional shares of Class A Common Stock based on the closing price of Class A Common Stock sold regular way on the principal





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                          stock exchange on which Class A Common Stock is
                          traded on the day that such dividend or distribution is paid, or if such day is not a trading day, the first trading day immediately preceding such dividend or distribution payment date.

                 (iv) The value of a Participant's Account Balance as of any date after the Closing Date shall be equal to the number of shares of Class A Common Stock credited to the Participant's Account as of such date multiplied by the closing price of Class A Common Stock sold regular way on the principal stock exchange on which Class A Common Stock is traded on the trading day immediately preceding such valuation date.

                 (v) In the event of any change in capitalization of the Company, such as a stock split, stock dividend or combination of shares or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number of shares of Class A Common Stock in which each Account is deemed to be invested, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of Account Balances which would otherwise result from any such change in the capitalization of the Company in the absence of an adjustment.

         (e)     Payment of Account Balances.

                 Subject to Sections 4(f), 4(g) and 7(a) hereof, the Company must pay each Participant's Account in a lump sum in cash equivalent to the value of the Account Balance to such Participant (or, in the event of such Participant's death, to the Participant's beneficiary determined under Section 5 hereof), on the fifth (5th) anniversary of the Closing Date.

         (f)     Acceleration of Payment of Account Balances.

                 (x) The Company may distribute all or any portion of a Participant's Account Balance at any time(s) prior to the date specified in Section 4(e) hereof if the Committee concludes, in its sole discretion, that events such as changes in the federal tax laws or applicable accounting principles or





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                          practices have rendered continue deferral of such
                          amount undesirable either for the Company or the Participant.

                 (y) The Company must distribute all of a Participant's Account Balance at any time prior to the date specified in Section 4(e) hereof under any of the following circumstances:

                          (i) If the Company incurs a Change in Control and the Participant's employment agreement with the Company or a subsidiary that is or was in effect on June 1, 1996, requires or would have required distribution of the Participant's Account Balance; or

                          (ii) If a Participant's employment with the Company or a subsidiary is terminated for any reason prior to the payment date described in
                                  Section 4(e) hereof.

         (g)     Prohibition on Accelerated Payment of Account Balances.

                 In no event may payment of any portion of a Participant's Account Balance be accelerated in any manner other than as expressly provided herein.

5.       DESIGNATION OF BENEFICIARY

         A Participant may designate a beneficiary or beneficiaries who, in the event of the Participant's death prior to full payment of the Participant's Account Balance, shall receive payment of the Participant's Account Balance due under the Plan. Such designation shall be made by the Participant on a form prescribed by the Committee. The Participant may, at any time, change or revoke such designation. A beneficiary designation, or revocation of a prior beneficiary designation, will be effective only if it is signed by the Participant and received by the Company. If the Participant does not designate a beneficiary or the beneficiary dies prior to receiving any payment of the Account Balance, the Account Balance payable under the Plan shall be paid to the Participant's estate. If the beneficiary dies after receiving any payment of the Account Balance, any amounts remaining to be paid shall be paid to the beneficiary's estate.


6.       AMENDMENTS

         The Board may at any time and from time to time in its sole discretion alter, amend, suspend or terminate this Plan in whole or in part; provided, however, that no such





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         amendment which adversely affects a Participant's rights to or interest in the Account Balance credited prior to the date of the amendment shall be effective unless the Participant shall have agreed thereto.

7.       TERMINATION

         (a) The Board may terminate this Plan in whole or in part at any time in its sole discretion for any reason. In the case of such a termination, notwithstanding any other provisions of the Plan to the contrary, the Company shall distribute the Account Balance valued as of the date of termination in accordance with Section 4(d) hereof, to each Participant in a lump sum payment of cash not later than sixty (60) days after the date of termination.

         (b) This Plan terminates when no Accounts are outstanding under the Plan.

8.       MISCELLANEOUS PROVISIONS

         (a) Nothing in this Plan will interfere with or limit in any way the right of the Company or its affiliates to terminate any Participant's employment at any time for any reason, nor confer upon any Participant any right to continue in the employ of the Company or its affiliates.

         (b) A Participant's right and interest under the Plan may not be assigned or transferred, except as provided in Section 5 hereof, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Committee's discretion, the Company's obligation under the Plan to pay the portion of the Participant's Account Balance subject to such attempted assignment or transfer.

         (c) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of the Account Balances.

9.       WITHHOLDING AND PAYMENTS

         The Company shall have the right to deduct from any amount to be paid to any Participant or beneficiary hereunder any taxes or other amounts required by law to be withheld.

10.      GOVERNING LAW





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                 To the extent not preempted by federal law, this Plan and all agreements hereunder shall be construed in accordance with the laws of the State of Texas.





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